EXHIBIT 4.4

              ROYAL BANCSHARES OF PENNSYLVANIA, INC.
              OUTSIDE DIRECTORS' STOCK OPTION PLAN

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              ROYAL BANCSHARES OF PENNSYLVANIA, INC.
               OUTSIDE DIRECTORS' STOCK OPTION PLAN

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                       Table of Contents

Section                                                Page #
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     1.   Purpose                                         1
     2.   Definitions                                     1
     3.   Administration                                  2
     4.   Stock Subject to the Plan                       2
     5.   Eligibility to Receive Awards                   2
     6.   Amount of Awards                                2
     7.   Stock Options                                   3
     8.   General Restrictions                            4
     9.   Single or Multiple Agreements                   5
    10.   Rights of a Shareholder                         5
    11.   Withholding                                     5
    12.   Non-Assignability                               5
    13.   Participants Not Obligated                      5
    14.   Effect of Changes in Stock Subject to the Plan  6
    15.   Reservation of Shares of Stock                  6
    16.   Amendment                                       6
    17.   Effect on Other Plans                           7
    18.   Effective Date and Duration of the Plan         7
    19.   Miscellaneous Provisions                        7

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               ROYAL BANCSHARES OF PENNSYLVANIA, INC.
               OUTSIDE DIRECTORS' STOCK OPTION PLAN

Section 1.   Purpose.

     1.1 The purpose of the Royal Bancshares of Pennsylvania, Inc. Outside Directors' Stock Option Plan (the "Plan") is to advance the interest of Royal Bancshares of Pennsylvania, Inc. (the "Corporation") by providing incentives to attract, retain, and motivate the non-employee members of the Board of Directors of the Corporation ("Outside Directors"). The Corporation hopes to achieve these purposes through the grant of options to purchase shares of the Corporation's Class "A" Common Stock.

Section 2.  Definitions.

     2.1 Unless otherwise required by the context, the following terms shall have the meaning set forth below:

          (a) "Board" shall mean the Corporation's Board of Directors.

          (b) "Code" shall mean the Internal Revenue Code of
1986, as amended.

          (c) "Corporation" shall mean Royal Bancshares of
Pennsylvania, Inc., a  Pennsylvania Business Corporation.

          (d) "Outside Director" shall mean an individual duly elected to serve as a member of the Board and who is not an employee of the Corporation or any of its subsidiaries.

          (e) "Option Price" shall mean the purchase price for Stock under a Stock Option, as determined in Section 7(a) below.

          (f) "Participant" shall mean an Outside Director to whom a Stock Option is granted under the Plan.

          (g) "Plan" shall mean this Royal Bancshares of Pennsylvania, Inc. Outside Directors' Stock Option Plan.

          (h) "Stock" shall mean the Class "A" Common Stock of the Corporation, par value $2.00.

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          (i) "Stock Option" shall mean a right to purchase
Stock, granted pursuant to Section 7 below.

          (j) "Subsidiary" shall mean a subsidiary corporation of the Corporation, as defined in Sections 425(f) and 425(g) of the Code.

Section 3.   Administration.

     3.1 The Plan shall be administered by the Board. A simple majority of the members of the Board shall constitute a quorum for the transaction of business. Except as provided in Section 16 below, the interpretation and construction of any provision of the Plan by the Board shall be final. No member of the Board shall be liable for any action or determination made by the member in good faith. Except as provided in Section 16 below, the Board shall have full and final authority in its discretion to interpret the provisions of the Plan, to decide all questions of fact arising in its application, and to make all other determinations necessary or advisable for the administration of the Plan. The Board may authorize one or more directors, the Corporation's Secretary or any other Corporation Officers to execute and deliver documents on behalf of the Board.

Section 4.   Stock Subject to the Plan.

     4.1 Subject to the provisions of Section 14 below and the next sentence of this Section, the maximum number of shares of Stock that may be optioned or sold under the Plan is One Hundred Fifty Thousand (150,000) shares. However, at no time shall the maximum number of shares of Stock that may be optioned or sold under the Plan exceed ten percent (10%) of the shares of Stock outstanding. Such shares may be treasury, or authorized, but unissued, shares of Stock. Except as otherwise provided herein, any shares subject to a Stock Option which for any reason expires or is terminated unexercised, shall again be available under the Plan.

Section 5.   Eligibility to Receive Awards.

     5.1 Persons eligible to receive awards under the Plan shall be limited to Outside Directors. Directors of the Corporation who are officers or employees of the Corporation or any of its subsidiaries shall not be eligible to participate in this Plan.

Section 6.  Amount of Awards.

     6.1 Each year, as of the date of the Annual Meeting of Stockholders of the Corporation, each Outside Director who has been elected or re-elected or who is continuing as a member of the Board as of the adjournment of the Annual Meeting shall automatically receive an Option for 1500 shares of Stock.

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Section 7.  Stock Options.

     7.1 Stock Options for the purchase of Stock shall be evidenced by written agreements in such form not inconsistent with the Plan as the Board shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

     (a)  Option Price.

          The purchase price of Stock subject to a Stock Option shall be the "fair market value" at the time of grant. The "fair market value" shall be the average of the high and low sales prices reported in the NASDAQ NATIONAL MARKET ISSUES for shares of Stock traded on the date of the grant or the last preceding date on which any sales took place. In the event that the shares of Stock are traded on a stock exchange, then the reported sales prices on such exchange shall be used in lieu of the sales prices reported in the NASDAQ NATIONAL MARKET ISSUES.

     (b)  Exercise Term.

          Subject to the rights granted in subsection (e) below and the limitations of the final sentence of this Section, the Stock Option may be exercised only after the Outside Director has served a one year term as a member of the Board after the date on which the Option was granted. At that time, one hundred percent (100%) of the total number of shares of Stock covered by the Option shall become exercisable. However, no Stock Option shall be exercised after ten (10) years from the date of the grant thereof.

     (c)  Payment for Shares.

          The purchase price of the shares of Stock with respect to which a Stock Option is exercised shall be payable in full at the time of exercise in cash.

     (d)  Number of Shares.

          Each Stock Option shall state the total number of shares of Stock to which it pertains. No Stock Option may be exercised for a fractional share of Stock.

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     (e)  Rights Upon Termination of Board Membership.

          In the event that a Participant ceases to be a member of the Board of Directors of the Corporation for any cause other than retirement, death, or disability, subject to the limitations of the final sentence in Subsection 7(b) above, the remaining portion of a Participant's unexercised Stock Options shall terminate one year after the date of termination as a Board member. In the event that a Participant retires, dies, or becomes disabled prior to the expiration of the Participants' Stock Option and without having fully exercised the Participant's Stock Option, to the extent that the Stock Option is exercisable at the time of such retirement, death, or disability, the Participant or the Participant's attorney in fact, personal representative, heirs or next of kin shall have the right to exercise the Stock Option during its term within a period of three (3) years after termination of Board membership due to retirement, death, or disability.

          (f)  Non-transferability.

               Each Stock Option agreement shall state that the Stock Option is not transferable other than pursuant to Subsection 7(e) above by will or the laws of descent and distribution; and that during the lifetime of the Participant, the Stock Option is exercisable only by the Participant or in the event of the Participant's disability by the Participant's attorney in fact.

          (g) Non-Qualified Stock Option.

              It is not intended that this Stock Option qualify as an Incentive Stock Option under Section 422A of the Code.

Section 8.  General Restrictions.

     8.1 Each award under the Plan shall be subject to the requirement that if at any time the Board shall determine that
(i) the listing, registration or qualification of the shares of Stock upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of shares of Stock is necessary or desirable as a condition of or in connection with the granting of such award or the issuance or purchase of shares of Stock; such award shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board. Moreover, as a condition to the exercise of any portion of a Stock Option, the Corporation may require the person exercising such Stock Option to represent and warrant at the time of such exercise that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such shares, if, in the opinion of the Corporation's counsel, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

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Section 9.  Single or Multiple Agreements.

     9.1 Multiple forms of awards or combinations thereof may be evidenced by a single agreement or multiple agreements, as determined by the Board.

Section 10.  Rights of a Shareholder.

     10.1 The recipient of any award under the Plan, unless otherwise provided by the Plan, shall have no rights as a shareholder with respect thereto unless and until certificates for shares of Stock are issued to the recipient. Promptly after the exercise of a Stock Option and the payment of the full Option Price, the Participant shall be entitled to the issuance of a stock certificate evidencing the Participant's ownership of such Stock. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

Section 11.  Withholding.

     11.1 Whenever the Corporation proposes or is required to issue or transfer shares of Stock under the Plan, the Corporation shall have the right to require the recipient to remit to the Corporation an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

Section 12.  Non-Assignability.


     12.1 Except by will or by the laws of descent and distribution, no award under the Plan shall be assignable or transferable by the recipient thereof. Except as provided in Subsection 7(e) above, during the life of the recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

Section 13.  Participants Not Obligated.

     13.1 The granting of an Award of a Stock Option shall impose no obligation upon the Participant to exercise such Stock
Option.

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Section 14.  Effect of Changes in Stock Subject to the Plan.

     14.1 The aggregate number of shares of Stock available for Stock Options under the Plan, the shares subject to any Stock Option, and the price per share, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from (i) a subdivision or consolidation of shares or any other capital adjustment, (ii) the payment of a stock dividend, or (iii) other increase or decrease in such shares effected without receipt of consideration by the Corporation.
The aforesaid adjustment shall be made in such a manner so that the aggregate amount payable under the Stock Option after the increase or decrease equals the aggregate amount payable prior to such increase or decrease. If the Corporation shall be the surviving corporation in any merger or consolidation, any Stock Option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to the Stock Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Corporation, or upon a merger or consolidation in which the Corporation is not the surviving corporation, all Stock Options outstanding under the Plan shall terminate; provided, however, that each Participant (and each other person entitled under Subsection 7(e) above to exercise a Stock Option) shall have the right, immediately prior to such dissolution or liquidation, or such merger or consolidation, to exercise such Participant's Stock Option in whole to the extent that such Stock Option is otherwise exercisable under the terms of the Plan.


Section 15.  Reservation of Shares of Stock.

     15.1 The Corporation, during the term of this Plan, shall at all times reserve and keep available, and shall seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell, the number of shares of Stock that shall be sufficient to satisfy the requirements of this Plan. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority deemed necessary by the Corporation's counsel for the lawful issuance and sale of its Stock hereunder shall relieve the Corporation of any liability in respect of the failure to issue or sell Stock as to which the requisite authority has not been obtained.

Section 16.  Amendment

     16.1 Except as provided in the next sentence, the Corporation may terminate or amend the Plan at any time.
However, only with shareholder approval, may the Corporation increase the maximum number of shares of Stock which may be issued under the Plan (other than increases pursuant to Section 14 above), increase the number of shares of Stock subject to an Option, change the class of persons eligible to receive Options under this Plan, extend the period during which any award may be exercised, extend the term of the Plan or change the minimum Option Price. The termination, any modification, or amendment of the Plan shall not, without the consent of a Participant, affect a Participant's rights under an award previously granted.

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Section 17.  Effect on Other Plans.

     17.1 Participation in this Plan shall not affect a Board member's eligibility to participate in any other benefit or incentive plan of the Corporation. Unless specifically provided, any awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Corporation.

Section 18.  Effective Date and Duration of the Plan.

     18.1 The Plan shall be effective from the date that the Plan is approved by the Corporation's Board, subject to the ratification of the Board's action by the Corporation's shareholders and shall remain in effect until all awards under the Plan have been satisfied by the issuance of shares of Stock or the payment of cash, but no award shall be granted more than ten years after the earlier of the date the Plan is adopted by the Corporation or is approved by the Corporation's shareholder.

Section 19.  Miscellaneous Provisions.

     19.1 Except as expressly provided for in this Plan, no Outside Director or any other person shall have any claim or right to be granted an Option under this Plan. Neither this Plan nor any action taken under this Plan shall be construed as giving any Outside Director any right to be retained in the service of the Corporation in any capacity whatsoever.

     19.2 The expenses of this Plan shall be born by the Corporation.

     19.3 This Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares of Stock upon exercise of any Option under this Plan and issuance of shares of Stock upon exercise of Options shall be subordinate to the claims of the Corporation's general creditors.

     19.4 By accepting any Option or other benefit under this Plan, each Participant and any person claiming under or through such Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under this Plan by the Corporation or the Board.

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